Exhibit 99.1

P&F INDUSTRIES REPORTS IMPROVED EARNINGS FROM CONTINUING
OPERATIONS FOR THE THREE AND SIX-MONTH

PERIODS ENDED JUNE 30, 2008

MELVILLE, N.Y., August 12, 2008 - P&F Industries, Inc. (NASDAQ GM: PFIN) today announced its results of operations for the three and six-month periods ended June 30, 2008.

The Company reported earnings from continuing operations for the second quarter of $453,000, a 97% increase compared to $230,000 for the second quarter of 2007. Additionally, diluted earnings per share from continuing operations for the three-month period ended June 30, 2008 doubled to $0.12 per share compared to $0.06 per share for the comparable three-month period in 2007. This improvement was achieved despite a decrease in net revenue to $25,554,000, from $30,608,000 for the three months ended June 30, 2007.

For the six-month period ended June 30, 2008 the Company reported earnings from continuing operations of approximately $803,000 versus $377,000 for the same period in 2007, an increase of 113.0%. Diluted earnings per share from continuing operations for the six-month period ended June 30, 2008 was $0.22 compared to $0.10 for the six-month period ended June 30, 2007. However, net revenue for the six-month period ended June 30, 2008 of $49,879,000 was a 10.2% decrease when compared to $55,567,000 for the same period in the prior year.

Earnings from discontinued operations were approximately $42,000 and $54,000, respectively, net of taxes for the three and six month periods ended June 30, 2008. Diluted earnings per share from discontinued operations was $0.01 for both the three and six month periods ended June 30, 2008 Earnings from discontinued operations for the three and six month periods ended June 30, 2007 were $3,029,000 and $3,008,000, respectively. During the three-month period ended June 30, 2007 the Company recognized a gain on the sale of real estate assets from discontinued operations of $3,027,000. As a result, diluted earnings per share from discontinued operations were $0.80 and $0.79, respectively for the three and six-month periods ended June 30, 2007.

As a result, the Company is reporting net earnings of $495,000 for the three-month period ended June 30, 2008, compared to $3,260,000 reported for the three-month period ended June 30, 2007. Overall, our net diluted earnings per share for the three and six-month periods ended June 30, 2008 were $0.13 and $0.23 per share, compared to $0.86 and $0.89 for the three and six month periods ended June 30, 2007.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President stated, “Despite the lower revenue, the improvement in our earnings from continuing operations is indicative of our ongoing commitment to the implementation of our planned reduction of overall operating expenses, and, to a lesser extent, a more favorable product mix.”  Regrettably, both revenue and operating income at Countrywide Hardware continues to be adversely affected by the ongoing downward trend in new housing starts. He further added, “Although revenue generated by our Tools segment has decreased when comparing the three-months ended June 30, 2008 to 2007, the segment has increased its operating income by approximately $724,000, primarily the result of higher gross margins.”

For the three-month period ended June 30, 2008, the Company reported revenue of $14,487,000 at Continental Tool, compared to $15,786,000 for the same period in 2007. Specifically, revenue reported by Hy-Tech increased to $5,037,000 for the three months ended June 30, 2008, from $4,308,000 reported in the second quarter of 2007. The acquisition of Hy-Tech, consummated in February 2007, continues to provide a positive impact to our Tools segment. Hy-Tech focuses on the industrial and oil and gas sectors of the pneumatic tools market, areas which, thus far, have not been affected by the sluggish economy. Revenue reported by Florida Pneumatic for the second quarter of 2008 was $9,450,000, as compared to $11,478,000 reported for the three-month period ended June 30, 2007. This decrease was primarily the result of a net reduction in retail revenue of $1,624,000. Additionally, contributing to the decrease, our Franklin hardware product line revenue decreased $520,000, primarily the result of the loss of its business with The Home Depot. The above declines in product line revenues were slightly offset by a net increase of $116,000 reported by our Berkley, filters and automotive lines.

Net revenue for the Hardware segment continues to be severely impacted by the ongoing downward trend of new home construction. Revenue reported for this segment was $11,067,000 for the second quarter of 2008, compared to $14,822,000 for the three-month period ended June 30, 2007. Mr. Horowitz noted “Woodmark continues to be the subsidiary most impacted by the housing market collapse. Woodmark’s revenue for the second quarter of 2008 was $5,968,000, down from $8,509,000 reported during the second quarter of 2007.”  Mr. Horowitz continued, “Until the downward trend in the number of new housing starts levels and begins to increase, we do not expect to see an improvement in Woodmark’s revenue.”  He emphasized that “We are continually evaluating and examining all expenditures and are restructuring our operation in order to ensure that Woodmark remains one of the leaders in providing quality stair parts, accessories and service to the marketplace.”  Within Woodmark, revenue from the sale of its stair parts and accessories decreased $2,321,000. Additionally, Woodmark’s kitchen/bath product line witnessed a decrease in revenue of $220,000 due to a lagging recreational vehicle market, the loss of a large customer, as well as the weak economic conditions. Mr. Horowitz followed by stating “Pacific Stair’s net revenue for the three-month period ended June 30, 2008 of $557,000 decreased from $1,031,000 reported for the same period in the prior year. This decrease is primarily attributable to a continuing decline in the new home construction market in southern California and Arizona. Nationwide, which primarily markets fencing and gate hardware, has, until this quarter, not been materially affected by the sluggish home building sector; however, we experienced a decrease in net revenue to $4,542,000 for the second quarter of 2008 compared to $5,282,000 reported for the same period in the prior year. Nationwide’s net revenue for fencing decreased $237,000. Further, Nationwide’s OEM and patio product lines decreased as well, by $281,000 and $222,000, respectively. Lastly, there is continued global pressure on commodity prices which is adversely affecting the cost of most of our shaped metal products such as our gate hardware and iron balusters, which in turn will likely negatively impact gross margin on certain product lines going forward.”

Mr. Horowitz discussed the Company’s gross margin by stating “Gross margin in the Tools segment increased to 32.9% for the three-month period ended June 30, 2008 from 26.9% reported for the three-months ended June 30, 2007. Specifically, gross margin at Florida Pneumatic increased to 30.4% for the three-month period ended June 30, 2008 from 25.3% for the three-month period ended June 30, 2007, primarily the result of a reduction in the fees paid to an overseas trading partner, as well as various cost reductions implemented during the quarter. Gross margin improved at Hy-Tech to 36.9% for the three months ended June 30, 2008 from 31.6% reported for the second quarter of 2007. The increases reported in this quarter are primarily due to cost cutting, changes in product mix as well as improved manufacturing efficiencies.”

Mr. Horowitz further added, “Gross margin for the Hardware segment which continues to be severely affected by the continuing downturn in the number of new homes constructed, was 29.8% for the three-month period ended June 30, 2008 as compared to 32.6% for the same period in 2007.”

Gross margin reported for our stair parts product line at Woodmark decreased to 27.6% as compared to 30.3% for the three-month period ended June 30, 2007. Further, gross margin for our kitchen and bath product line decreased to 26.6% for the three months ended June 30, 2008 from 27.7% for the three-month period ended June 30, 2007. The gross margin decreases were primarily the result of lower absorption of fixed expenses as a result of lower revenue. Our gross margin at Pacific Stair was severely impacted by the continued weak housing market, decreasing to a deficit of 11.9% reported for the three-month period ended June 30, 2008 from 13.5% reported for the three-month period ended June 30, 2007, essentially due to the inability to reduce fixed overhead costs as sales levels decreased. Gross margin at Nationwide for the three-month period ended June 30, 2008 decreased to 38.0% from 40.6% for the three-month period ended June 30, 2007. The gross margin decrease was primarily due to price increases from overseas suppliers as well as current competitive conditions which, for certain items, necessitated price reductions.

During the three-month period ended June 30, 2008, selling, general & administrative expenses decreased to $6,763,000 from $7,814,000 during the same three-month period in the prior year. The primary factors driving the decrease were our continued cost cutting measures, as well as lower variable costs, the result of lower sales volume. Significant components of the reduction include: (i) salaries, benefits and bonuses in the aggregate decreased $779,000. (ii) advertising decreased $136,000; (iii) stock-based compensation decreased $194,000 and (iv) warranty and freight expenses in the aggregate decreased approximately $96,000  Additionally, certain intangible assets related to our acquisition of Nationwide were fully amortized during 2007, resulting in a reduction of amortization expense of $133,000 when comparing the three-month periods ended June 30, 2008 and 2007. Offsetting the above reductions in our operating expenses was an increase in professional services of $122,000, primarily attributable to funds received during the three-month period ended June 30, 2007 resulting from a favorable legal settlement with a former employee. Additionally, as part of the previously disclosed loss of the Home Depot business, we incurred a one-time aggregate charge of $219,000 consisting of severance and other employee related expenses of $101,000 as the result of reducing our warehouse and manufacturing staff, and $118,000, due to a write-down in the value of certain machinery and equipment used solely for The Home Depot.

Mr. Horowitz concluded his comments by stating, “While our results from continuing operations for the second quarter of 2008 reflected improvement over the prior year, we remain guarded for the remainder of 2008, due to the questionable nature of the housing market as the key to our growth will be the eventual timing of a housing recovery. In spite of the current economic environment, everyone at P&F remains dedicated to optimizing our efforts in order to enhance shareholder value”.

OTHER INFORMATION

P&F Industries has scheduled a conference call for August 12, 2008, at 11:00 a.m. Eastern time to discuss its 2008 second quarter results. Investors and other interested parties can listen to the call by dialing (877) 407-8033, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Website, while a telephone replay of the call will be available through August 19, 2008, beginning at 2:00 p.m. Eastern time on August 12, 2008  at 1-877-660-6853, Account No. 286, Conference ID No. 283129.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2008 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Assets
Cash	$593	$1,334
Accounts receivable - net	14,387	12,883
Notes and other receivables	119	394
Inventories - net	31,410	31,736
Deferred income taxes - net	1,397	1,397
Assets of discontinued operations	42	56
Income tax refund receivable	219	226
Prepaid expenses and other current assets	1,098	1,171

Total current assets	49,265	49,197

Property and equipment	24,904	24,726
Less accumulated depreciation and amortization	10,609	10,010
Net property and equipment	14,295	14,716
Goodwill	4,594	4,594
Other intangible assets - net	10,645	11,104
Deferred Income taxes – net	3,111	3,445
Other assets – net	180	205
Assets of discontinued operations	—	9
Total assets	$82,090	$83,270

Liabilities and Shareholders’ Equity
Short-term borrowings	$13,000	$8,000
Accounts payable	7,361	5,042
Income taxes payable	185	525
Accrued compensation	1,176	1,805
Other accrued liabilities	2,767	3,490
Current maturities of long-term debt	5,510	6,305
Liabilities of discontinued operations	30	30

Total current liabilities	30,029	25,197

Long-term debt, less current maturities	12,788	19,744
Liabilities of discontinued operations	337	343

Total liabilities	43,154	45,284

Total shareholders’ equity	38,936	37,986

Total liabilities and shareholders’ equity	$82,090	$83,270

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three months ended June 30,		Six months ended June 30,
(In thousands, except per share data)	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$25,554	$30,608	$49,879	$55,567
Cost of sales	17,499	21,531	34,151	38,742
Gross profit	8,055	9,077	15,728	16,825
Selling, general and administrative expenses	6,763	7,815	13,274	14,668
Operating income	1,292	1,262	2,454	2,157
Interest expense – net	452	831	1,010	1,483
Earnings from continuing operations before income taxes	840	431	1,444	674
Income taxes	387	201	641	297
Earnings from continuing operations before discontinued operations	453	230	803	377

Discontinued operations (net of taxes):
Earnings (loss) from discontinued operations	42	3	54	(18)
Gain on sale of assets of discontinued operations	—	3,026	—	3,026
	42	3,029	54	3,008

Net earnings	$495	$3,260	$857	$3,385

Earnings (loss) per common share:

Basic:
Continuing operations	$0.13	$0.07	$0.22	$0.10
Discontinued operations	0.01	0.84	0.02	0.84
Net earnings per common share - basic	$0.14	$0.91	$0.24	$0.94

Diluted:
Continuing operations	$0.12	$0.06	$0.22	$0.10
Discontinued operations	0.01	0.80	0.01	0.79
Net earnings per common share - diluted	$0.13	$0.86	$0.23	$0.89

Weighted average common shares outstanding:

Basic	3,637	3,597	3,637	3,589

Diluted	3,713	3,797	3,694	3,800

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